EXHIBIT (A)(33)

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                                  PRESS RELEASE
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                                                           PARIS, APRIL 29, 2004


     PPR ANNOUNCES INITIAL RESULTS OF OFFER TO PURCHASE GUCCI PUBLIC SHARES

     O PPR TO BENEFICIALLY OWN APPROXIMATELY 99.23% OF OUTSTANDING GUCCI SHARES FOLLOWING INITIAL PHASE OF OFFER

     O     FOR DUTCH PURPOSES, OFFER DECLARED UNCONDITIONAL

     O     PPR WILL PROVIDE FOR SUBSEQUENT OFFERING PERIOD



Pinault-Printemps-Redoute S.A. (Euronext Paris: PRTP:PA) announced today that it had completed the initial offering period in connection with its offer to purchase all of the outstanding common shares (the "Gucci Shares") of Gucci Group N.V. ("Gucci") that are not already beneficially owned by PPR. In this connection, for Dutch purposes (more specifically in accordance with article 9t paragraph 4 of the Dutch Decree on the Supervision of the Securities Trade
1995), it has declared its offer unconditional. As stated in the tender offer document of 1 April 2004, PPR will pay $ 85.52 in cash per Gucci Share validly tendered and transferred. Payment will be made by PPR to the paying agents for the offer on 30 April 2004.

On the expiration of the initial tender period, at 3.00 p.m. Central European time (9 a.m. New York time) today, 33,267,342 Gucci Shares were tendered into the offer and not withdrawn. In addition, 1,364,670 Gucci Shares were tendered into the offer by notice of guaranteed delivery. Together with the Gucci Shares already owned by PPR, this represents approximately 99.23% of the total number of Gucci Shares outstanding. All Gucci Shares validly tendered (and delivered) and not withdrawn before the expiration of the initial offering period have been accepted and payment will be made promptly. For all Gucci Shares represented by notices of guaranteed delivery, which were received prior to the expiration of the initial offering period, payment will be made promptly after the Gucci Shares are delivered.

PPR also announced today that pursuant to the terms of its offer, it will provide for a subsequent offering period. Holders of Gucci Shares who did not yet tender into the offer, are given the opportunity to tender their Gucci Shares during this subsequent offering period which shall start today and shall expire at 3 p.m. (Central European time), (9 a.m. New York time) on 20 May 2004 under the conditions set out in the tender offer document.

For holders of Gucci Shares traded on the Amsterdam stock exchange ("Gucci Ordinary Shares") who have validly tendered their Gucci Ordinary Shares before the expiration of the tender period and subsequently have transferred their Gucci Ordinary Shares through their bank or stockbroker to ABN AMRO Bank N.V. ("ABN AMRO") before 12.00 a.m. Amsterdam time on 30 April 2004, payment, in principle, will be made to their bank or stockbroker on that day. If the Gucci Ordinary Shares have been validly tendered before the expiration of the

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tender period but without having been transferred before 12.00 a.m. Amsterdam time on 30 April 2004, the bank or stockbroker of such holders of Gucci Ordinary Shares will, in principle, receive payment on the first business day after the date on which the Gucci Ordinary Shares have been transferred through such bank or stockbroker to ABN AMRO, provided that such transfer has been effected before
12.00 a.m. Central European time.

The U.S. Dealer-Manager for the tender offer is J.P. Morgan Securities Inc., and the Information Agents for the tender offer are MacKenzie Partners, Inc. and Innisfree M&A Incorporated. Contact information for these entities is set forth below.


PINAULT-PRINTEMPS-REDOUTE S.A. IS A LEADING RETAIL GROUP IN EUROPE THROUGH COMPANIES SUCH AS PRINTEMPS, REDCATS, CONFORAMA AND FNAC, AND A MAJOR PLAYER IN THE LUXURY GOODS SECTOR THROUGH GUCCI. THE PPR GROUP HAS A PRESENCE IN OVER 65 COUNTRIES. IN 2003, PPR POSTED REPORTED CONSOLIDATED SALES OF EUR 24.4 BILLION, INCOME FROM ORDINARY ACTIVITIES BEFORE TAXES OF EUR 983.2 MILLION AND ATTRIBUTABLE NET INCOME (GROUP SHARE) OF EUR 644.6 MILLION, AND EMPLOYED ABOUT 100,000 PEOPLE. SHARES OF PINAULT-PRINTEMPS-REDOUTE S.A. ARE LISTED ON THE PARIS STOCK EXCHANGE.

GUCCI GROUP N.V. IS ONE OF THE WORLD'S LEADING MULTI-BRAND LUXURY GOODS COMPANIES. THROUGH THE GUCCI, YVES SAINT LAURENT, SERGIO ROSSI, BOUCHERON, BOTTEGA VENETA, BEDAT & CO., ALEXANDER MCQUEEN, STELLA MCCARTNEY AND BALENCIAGA BRANDS, GUCCI GROUP DESIGNS, PRODUCES AND DISTRIBUTES HIGH-QUALITY PERSONAL LUXURY GOODS, INCLUDING READY-TO-WEAR, HANDBAGS, LUGGAGE, SMALL LEATHER GOODS, SHOES, TIMEPIECES, JEWELRY, TIES AND SCARVES, EYEWEAR, PERFUME, COSMETICS AND SKINCARE PRODUCTS. GUCCI GROUP DIRECTLY OPERATES STORES IN MAJOR MARKETS THROUGHOUT THE WORLD AND WHOLESALES PRODUCTS THROUGH FRANCHISE STORES, DUTY-FREE BOUTIQUES AND LEADING DEPARTMENT AND SPECIALTY STORES. SHARES OF GUCCI GROUP N.V. ARE LISTED ON THE NEW YORK STOCK EXCHANGE AND ON THE EURONEXT AMSTERDAM STOCK EXCHANGE.


INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT (AS UPDATED AND AMENDED) AND RECOMMENDATION/SOLICITATION STATEMENT (AS UPDATED AND AMENDED) REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE STATEMENTS HAVE BEEN FILED BY PPR AND GUCCI GROUP WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER FILED DOCUMENTATION AT WWW.SEC.GOV. THESE STATEMENTS AND OTHER FILED DOCUMENTATION MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO PPR'S INVESTOR RELATIONS DEPARTMENT AT +33 1 45 64 63 25, GUCCI GROUP'S INVESTOR RELATIONS DEPARTMENT AT +39 055 75 92 24 56, OR ABN AMRO VIA EMAIL AT PROSPECTUS@NL.ABNAMRO.COM. THE UPDATED OFFER TO PURCHASE, AS AMENDED (BUT NOT THE RELATED TRANSMITTAL DOCUMENTS) MAY ALSO BE DOWNLOADED FROM PPR'S WEBSITE AT WWW.PPRFINANCE.COM.

THE DISTRIBUTION OF THE OFFER DOCUMENTS AND ANY SEPARATE DOCUMENTATION RELATING TO THE TENDER OFFER AND THE MAKING OF THE TENDER OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF ANY OF THE OFFER DOCUMENTS SHOULD INFORM THEMSELVES OF AND OBSERVE ALL OF THESE RESTRICTIONS. ANY FAILURE TO COMPLY WITH THESE RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF THAT JURISDICTION. NONE OF PPR, GUCCI OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, AFFILIATES OR AGENTS ASSUME ANY RESPONSIBILITY FOR ANY VIOLATION BY ANY PERSON OF ANY OF THESE RESTRICTIONS. ANY HOLDER OF GUCCI SHARES WHO IS IN ANY DOUBT AS TO HIS OR HER POSITION SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.


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  PPR CONTACTS
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      PRESS:                      Thomas Kamm                  +33 1 45 64 63 46
                                  Catherine Malek              +33 1 45 64 61 20
      ANALYSTS/INVESTORS:         David Newhouse               +33 1 45 64 63 23
                                  Alexandre de Brettes         +33 1 45 64 61 49
      PRESS SITE:                 www.pprlive.com
      ANALYSTS/INVESTORS SITE:    www.pprfinance.com



  U.S. DEALER MANAGER CONTACT INFORMATION
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      J.P. Morgan Securities Inc. 277 Park Avenue New York, NY 10172 Toll free number: +1 888 622 6227 Call collect number: +1 212 622 2299



  INFORMATION AGENTS CONTACT INFORMATION
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   MacKenzie Partners, Inc.               Innisfree M&A Incorporated
   105 Madison Avenue                     501 Madison Avenue
   New York, New York  10016              20th Floor
   Call Toll-Free:  +1 800 322 2885       New York, New York  10022
   or                                     Call Toll-Free from the E.U.:
   Call Collect:  +1 212 929 5500         00-800-7710-9971
                                          Call Toll-Free in the U.S. and Canada:
                                          +1 877 825 8772
                                          Call Collect from All Other Countries:
                                          +1 646 822 7428

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